February 28, 2009

JPMorgan Trust I

245 Park Avenue

New York, NY 10167

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees and/or expenses owed to each JPMorgan Service Provider or to reimburse the Fund listed on Schedule A for the time periods so indicated.  The JPMorgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A.  This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds’ Board of Trustees deferred compensation plan.

In addition, J.P.Morgan Investment Management Inc. hereby agrees to waive fees to which it is entitled or to reimburse the Fund listed on Schedule B for the time periods so indicated.

The JPMorgan Service Providers understand and intend that the Fund will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Fund to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.

JPMorgan Funds Management, Inc.

JPMorgan Distribution Services, Inc.

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By:

Accepted by:

JPMorgan Trust I

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By:

SCHEDULE A

Fund Name	Class	Fiscal Year End	Expense Cap	Expense Cap Period End
Highbridge Statistical Market Neutral Fund	Class A	October 31	1.95%	February 28, 2010
	Class C		2.45%
	Select		1.70%

SCHEDULE B

Fund Name	Fiscal Year End	Advisory Fee Cap	Advisory Fee Cap Period
Highbridge Statistical Market Neutral Fund	October 31	1.50%	Until the Fund commences with the borrowing of money from banks for investment purposes